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                                                                    EXHIBIT 99.1


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SpectRx, Inc. (770) 242-8723          Financial Relations Board (212) 445-8000

Bill Wells - Media                    Alison Ziegler         Julie Tu                   Judith Sylk-Siegel
Thomas H. Muller, Jr. - Financial     General Contact        Analyst Information        Media Contact
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         ABBOTT LABORATORIES INCREASES EQUITY POSITION IN SPECTRX, INC.;
   AGREES TO PROCEED WITH DEVELOPMENT OF CONTINUOUS GLUCOSE MONITORING PRODUCT

         NORCROSS, GA (September 6, 2001) - SpectRx, Inc. (NASDAQ: SPRX) today announced that Abbott Laboratories (NYSE: ABT) will purchase an additional $1 million in SpectRx common stock. This stock purchase is associated with the Development Program Notice milestone under a program to commercialize SpectRx's continuous glucose monitoring technology for people with diabetes. Abbott and SpectRx are jointly developing the technology. The $1 million common stock purchase from SpectRx raises Abbott's common stock ownership in the company to approximately 5.9%.

         As part of the agreement to move forward with commercialization, Abbott has granted rights to SpectRx to independently develop a single-use application of its glucose monitoring technology. Also, SpectRx and Abbott have modified the terms related to the shares of convertible redeemable preferred stock of SpectRx held by Abbott to reduce the amount eligible for redemption by $1 million of the original $5.25 million.

         Under SpectRx's agreement with Abbott, Abbott was to make a $2 million payment related to the milestone. SpectRx has agreed to a postponement of $1 million due for this milestone. SpectRx expects this payment before the end of 2002 upon the occurrence of certain events. Both this second $1 million and a portion of the first payment are subject to SpectRx maintaining its rights to sublicense to Abbott certain technology which was licensed by Altea to SpectRx. SpectRx and Altea are currently in arbitration regarding various issues related to their license agreement.

         "The product development notification milestone represents a significant and very positive event for SpectRx," said Mark A. Samuels, SpectRx Chairman and Chief Executive Officer. "We are pleased that Abbott is moving forward. We believe that Abbott's leadership in the field of diabetes makes them the best partner to bring this exciting product to market."

         "Our assessment is that the SpectRx interstitial fluid sampling technology has better overall performance than any of our competitors and while there are technical issues yet to be resolved before product launch, SpectRx is confident that we will develop a world class product that can help millions of people with diabetes worldwide," Mr. Samuels said.

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         Under a 1999 agreement, Abbott has exclusive worldwide marketing rights to SpectRx's interstitial fluid continuous glucose monitoring technology. The agreement includes financing, development milestone payments, and cooperative research and development. Under the agreement, SpectRx will receive a royalty on sales of disposables and has the option to manufacture continuous monitoring devices for Abbott.

         Blood glucose levels are a measure of an individual's health status. Because people with diabetes cannot properly metabolize glucose, they typically monitor their glucose levels by frequently pricking their fingertips to draw the drop of blood necessary for conventional glucose monitoring. The estimated worldwide market for glucose testing is $3.7 billion with an annual growth rate of 12 to 18 percent.

         SpectRx's continuous glucose monitoring sensor, worn on top of the skin, would allow people with diabetes to continuously monitor their glucose levels without the pain and inconvenience of multiple fingerstick blood tests or implanting a sensor. Prototypes of the device have shown the capability of providing readings once a minute. The technology measures glucose levels in interstitial fluid (ISF) rather than blood. A stream of ISF is collected through an array of microscopic holes or micropores created with a laser in the outer layer of skin, and measured in a patch containing a glucose sensor.

         ABOUT SPECTRX

         SpectRx, a specialty point-of-care medical technology company, develops and manufactures non-invasive and minimally invasive diagnostic and monitoring systems. The company employs leading-edge biophotonics, or the use of light and spectral energies, to develop painless point-of-care alternatives to blood- and tissue-based procedures. Through internal product development and partnerships with major health care companies, SpectRx focuses on key niche and large diagnostic markets, primarily oncology, endocrinology and neonatology. The Company's handheld, FDA-cleared BiliChek(TM) (sold internationally as BiliCheck(TM)) is the first commercially available non-invasive painless monitor for infant jaundice. Under development are products for the non-invasive detection of cervical cancer and Type II diabetes, and a consumer device for continuous glucose monitoring. For more information, visit SpectRx's web sites at www.spectrx.com and www.bilicheck.com, or use Internet keyword spectrx.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of its products in development, its dependence on collaborative arrangements, its continued ability to use and sublicense intellectual property, the uncertainty of market acceptance of its products, the intense competition in the medical device industry, the uncertainty of regulatory approval of its products, the uncertainty of legal proceedings, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Forms 10-Q for the first and second quarter of 2001 filed by SpectRx.